Exhibit 99.1


            ADVO Grows Second Quarter Revenue 6%, Ad Volumes Grow 8%

    WINDSOR, Conn.--(BUSINESS WIRE)--April 15, 2004--ADVO, Inc. (NYSE:
AD) today reported that revenues for its second fiscal quarter ended March 27, 2004 topped $300 million for the second consecutive quarter. Revenue for the quarter, traditionally the Company's seasonally lowest revenue and profit period, reached $304.3 million, an increase of 6.0% over the prior year. This growth was achieved despite the negative impact of the grocery strike in Southern California, which ended in March. Diluted E.P.S. was a record high $0.38 for the quarter, up 5.6% over the prior year. Second quarter revenue and E.P.S. sequentially increased from the first quarter results for the first time in the Company's history, and indicate the on-going positive trends in the Company's business.
    The Company estimates that its results for the quarter were negatively impacted by grocery strike losses of $3.0 million in revenue and $0.03 in E.P.S. due to declines in both the weight and volumes of advertising circulars distributed. The impacts primarily occurred in January and February, when the Company's advertising packages are less utilized, and therefore the lost profit opportunity is greatest. The resolution of the grocery strike in March contributed to strong revenue growth in the month of 14.7%. However, revenue growth in this seasonally overweight month meant that profit flow-through for the quarter was less than if the revenue had been spread across the quarter. Results for the period were also impacted by executive severance expense of $1.1 million (or $0.02 in E.P.S.) and bad debt expense which increased $1.6 million (or $0.03 in E.P.S.) versus an historically low level in the prior year.
    The Company's advertising piece volumes grew 8.1% over the prior year quarter, to 7.4 billion, and pieces per package grew 5.1%. Total shared packages distributed were up 2.9%, as the Company continues to grow its in-home network in response to client's increasing need to reach more consumers more frequently. Revenue per piece was down 1.8%, due to continued strong demand in lighter weight and lower price point products, as well as declines in the weights of advertising circulars due to the grocery strike.
    Gary Mulloy, ADVO's Chairman and CEO, stated, "We are very pleased with the continuing momentum our business is demonstrating. Demand continues to grow at a significant pace, with total advertising volumes up 8% over prior year. Additionally, we are beginning to see revenues accelerate since the resolution of the California Grocery strike. This gives us confidence that our business will show continuing strength in the second half of our fiscal year, and we are therefore comfortable with our ability to achieve full-year E.P.S. in line with our previous guidance of $1.72-1.80 including the first quarter refinancing charge."
    The Company will hold an analyst conference call to discuss its second quarter earnings today at 5:15-6:00 p.m. EDT. The call in number is (800) 818-5264, and the replay number is (888) 203-1112 (access code #316242). The replay will be available until midnight May 15, 2004. The call will also be available via webcast through the Investor Relations section of ADVO's website at www.advo.com.

    This report contains certain forward looking statements regarding the Company's results of operations and financial position within the meaning of Sections 21E of the Securities Exchange Act of 1934, as amended. Such forward looking statements are based on current information and expectations and are subject to risks and uncertainties which could cause the Company's actual results to differ materially from those in the forward looking statements. The Company's business is promotional in nature, and ADVO serves its clients on a "just in time" basis. As a result, fluctuations in the amount, timing, pages, weight, and kinds of advertising pieces can vary significantly from week to week, depending on its customers' promotional needs, inventories, and other factors. In any particular quarter these transactional fluctuations are difficult to predict, and can materially affect the Company's revenue and profit results. The Company's business contains additional risks and uncertainties which include, but are not limited to: general changes in customer demand and pricing; the possibility of consolidation in the retail sector; the impact of economic or political conditions on advertising spending and the Company's distribution system; postal and paper prices; possible governmental regulation or legislation affecting aspects of the Company's business; the efficiencies achieved with technology upgrades; the amount of shares the Company repurchases in the future under its buyback program; fluctuations in interest rates related to the outstanding debt; and other general economic factors.

    ADVO, Inc. (NYSE: AD) is the largest targeted in-home print advertising company in the United States, with annual revenues of nearly $1.2 billion. The Company's shared mail advertising programs reach, on average, 67 million US households weekly, and 105 million households monthly. This includes its core ShopWise(TM) branded programs, and the reach of its ADVO National Network Extension (A.N.N.E.) program. Additionally, the Company's SuperCoups(R) advertising solutions provide targeted advertising for local neighborhood businesses. ADVO launched the America's Looking For Its Missing Children(R) program in partnership with the National Center for Missing & Exploited Children and the United States Postal Service in 1985, and ADVO's missing child cards are responsible for safely recovering 131 children. ADVO has 23 mail processing facilities and 34 sales offices nationwide and in Canada. ADVO's corporate headquarters are located at One Targeting Centre, Windsor, Connecticut 06095, and the Company can be visited at its Web site at www.advo.com.




                              ADVO, Inc.
                  Results of Operations (Unaudited)
              Three and Six Months Ended March 27, 2004
                (In thousands, except per share data)

                               Three Months Ended   Six Months Ended
                               ------------------- -------------------

                                 March     March     March      March
                                  27,       29,       27,        29,
                                 2004      2003      2004       2003
                               --------- --------- --------- ---------

Revenues                       $304,311  $287,065  $606,688  $578,243

Cost of sales                   223,460   212,268   444,817   426,622

Selling, general &
 administrative                  61,896    56,060   123,158   112,911
                               --------- --------- --------- ---------

Operating Income                 18,955    18,737    38,713    38,710

Interest expense                  1,240     1,673     2,623     4,571
Write-off of debt issue costs        --        --     1,401        --
Other (income) / expense, net      (293)     (282)     (840)     (547)
                               --------- --------- --------- ---------

Income before income taxes       18,008    17,346    35,529    34,686

Provision for income taxes        6,483     6,418    12,790    12,834
                               --------- --------- --------- ---------

Net Income                      $11,525   $10,928   $22,739   $21,852
                               ========= ========= ========= =========


Basic earnings per share          $0.38     $0.37     $0.76     $0.74
                               ========= ========= ========= =========

Diluted earnings per share        $0.38     $0.36     $0.74     $0.73
                               ========= ========= ========= =========

Dividends declared per share      $0.11       $--     $0.22       $--
                               ========= ========= ========= =========


Weighted average basic shares    30,097    29,724    30,018    29,703
Weighted average diluted shares  30,660    29,985    30,554    29,966


    CONTACT: ADVO, Inc.
             Chris Hutter, 860-285-6424